SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549

                       FORM 8-K

                    CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the
          Securities Exchange Act of 1934

          Date of Report (Date of earliest event
          reported):  February 9, 1999.


                SCHOOL SPECIALTY, INC.
(Exact name of registrant as specified in its charter)



    Delaware                  000-24385             39-0971239
(State or other             (Commission           (IRS Employer
jurisdiction of             File Number)        Identification No.)
incorporation)



        1000 North Bluemound Drive
           Appleton, Wisconsin                     54914
 (Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code: (920) 734-2756

Item 2.   Acquisition or Disposition of Assets

     On February 9, 1999, School Specialty, Inc. (the
"Company") acquired all of the limited liability company interests in Sportime, LLC, a subsidiary of Genesis Direct, Inc. ("Sportime"). The Company intends to continue using the assets acquired through its acquisition of Sportime for substantially the same purposes. Sportime is a marketer and producer of physical education, athletic and recreation products.
The purchase price for the equity of Sportime was approximately $23 million in cash subject to adjustment. The purchase price was based on the Company's evaluation of the financial condition, business operations and prospects of Sportime and was negotiated in an arms-length transaction among unrelated and unaffiliated parties. Funds for the acquisition were obtained from a draw on the Company's existing line of credit with NationsBank, NA.

Item 7.   Financial Statements and Exhibits.

     (a) Financial Statements. It is impracticable to provide the required financial statements at this time.
The required financial statements will be filed as soon as practicable, but not later than 60 days after the date by which this report on Form 8-K must filed.

     (b)  Pro Forma Financial Information.  It is
impracticable to provide the required pro forma financial information at this time. The required pro forma financial information will be filed as soon as practicable, but not later than 60 days after the date by which this report on Form 8-K must be filed.

     (c) The following exhibits are filed with this report:

       Exhibit No.  Description

               2.1  Limited Liability Interests Purchase
               Agreement among School Specialty, Inc. and
               Genesis Direct, Inc. and Little Genesis, Inc., dated as of February 1, 1999. (Exhibits and Schedules have been omitted based on Rule 601(b)(2) of Regulation S-K. Such Exhibits and Schedules are described in the Agreement. The Registrant hereby agrees to furnish to the Commission upon its request, any or all of such omitted Exhibits or Schedules).

                       SIGNATURE

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated:   February 24, 1999

                                SCHOOL SPECIALTY, INC.


                                By:  /s/ Donald J. Noskowiak
                                     -------------------------
                                     Donald J. Noskowiak
                                     Chief Financial Officer

                     EXHIBIT INDEX


Exhibit No.    Description

   2.1             Limited Liability Interests Purchase
               Agreement among School Specialty, Inc.
               and Genesis Direct, Inc. and Little Genesis,
               Inc., dated as of February 1, 1999. (Exhibits and Schedules have been omitted based on Rule 601(b)(2) of Regulation S-K. Such Exhibits and Schedules are described in the Agreement. The Registrant hereby agrees to furnish to the Commission upon its request, any or all of such omitted Exhibits or Schedules).